Joint Filer Information

Title of Security:               Equity Trust Securities

Issuer & Ticker Symbol:          Equity Securities Trust II (RET)

Designated Filer:                Amaranth LLC

Other Joint Filers:              Amaranth Advisors L.L.C.
                                 Nicholas M. Maounis

Addresses:                       The principal business office address for each
                                 of the reporting persons is One American Lane, Greenwich, Connecticut 06831.

Signatures:




                                AMARANTH ADVISORS L.L.C.


                                By:/s/ Nicholas M. Maounis
                                   ----------------------------------
                                       Nicholas M. Maounis, President


                                /s/ Nicholas M. Maounis
                                -----------------------
                                    Nicholas M. Maounis